Exhibit 4.5

BRITISH AMERICAN TOBACCO P.L.C.

RULES

of the

BRITISH AMERICAN TOBACCO

RESTRICTED SHARE PLAN

Adopted by the Board on 2 December 2019

Approved by Shareholders on [●]

Herbert Smith Freehills LLP

HSF Ref: 31026953

British American Tobacco Restricted Share Plan

British American Tobacco Restricted Share Plan

4.	SETTLEMENT	25

British American Tobacco Restricted Share Plan

RULES OF THE BRITISH AMERICAN TOBACCO P.L.C. RESTRICTED SHARE PLAN

1.	INTERPRETATION AND CONSTRUCTION

1.1	For the purposes of the Plan, the following terms shall have the meaning indicated below unless the context clearly indicates otherwise:

“Award” means one of a Conditional Award or an Option;

“Board” means the board of directors of the Company or a committee duly authorised by the board of directors or, following any Corporate Action, the Board or duly authorised committee as constituted immediately prior to the Corporate Action;

“Claw-back” means a recovery of value by the Company from a Participant in accordance with the provisions of Rule 13 (Claw-back) and Appendix 1 (Operation of Claw-back);

“Company” means British American Tobacco p.l.c. (registered in England and Wales under No. 3407696);

“Conditional Award” means a right to receive a transfer of Shares following vesting of the Award;

“Control” has the meaning given by Section 995 of the Income Tax Act 2007;

“Corporate Action” means any of the events referred to in:

(A)          Rules 7.1 to 7.5 (but excluding a Reorganisation as defined in Rule 7.8); or

(B)          if the Board determines that Awards will vest pursuant to such Rule, Rule 7.6;

“Cross-Border Merger” means a merger pursuant to the implementation in any relevant jurisdiction of Directive 2005/56/EC (on cross-border mergers of limited liability companies);

“Dealing Day” means any day on which the London Stock Exchange is open for trading;

“Dealing Restriction” means any restriction on the dealing in shares, whether direct or indirect, pursuant to any law, regulation, code or enactment in England and Wales and/or the jurisdiction in which the Participant is resident, or any share dealing code of the Company;

“Eligible Employee” means an employee of any Group Company, other than an executive director of the Company;

“Employees’ Share Scheme” has the meaning given by Section 1166 of the Companies Act 2006;

“Financial Year” means the financial year of the Company within the meaning of Section 390 of the Companies Act 2006;

“Grant Date” means the date on which a Conditional Award or Option is granted;

“Group” means the Company and any company which from time to time is a subsidiary of the Company, within the meaning of section 1159 of the Companies Act 2006 (each a “Group Company”);

“Market Value” means, in relation to a Share on any day, the mid-closing price of a Share on such day (as derived from the Daily Official List of the London Stock Exchange);

“Normal Vesting Date” means the third anniversary of the Grant Date or such other date as may be determined by the Board prior to the Grant Date;

“Option” means a right to acquire Shares, which may be exercised by the Participant following the vesting of the Award during any period permitted for exercise;

“Option Price” shall be nil, or such other amount as the Board may determine (provided that the Board may reduce or waive such amount at any time);

British American Tobacco Restricted Share Plan

“Participant” means an Eligible Employee who has received an Award to the extent it has not been released and has not lapsed (or, following his death, his Personal Representatives);

“Personal Representatives” means, following his death, the Participant’s personal representatives, or a person fulfilling a similar function in any jurisdiction;

“Plan” means this British American Tobacco Restricted Share Plan, as amended from time to time;

“Rule” means a rule of this Plan;

“Share” means a fully paid ordinary share in the capital of the Company;

“Treasury Shares” means Shares to which Sections 724 to 732 of the Companies Act 2006 apply;

“Trust” means any employee benefit trust from time to time established by the Company;

“U.S. Taxpayer” has the meaning given in Rule 3.10 (U.S. Taxpayers); and

“vesting” means:

(A)	Shares subject to a Conditional Award becoming due to be transferred to the Participant; or

(B)	an Option becoming exercisable,

(and “vest” shall be construed accordingly).

1.2	In this Plan unless the context requires otherwise:

1.2.1	the headings are inserted for convenience only and do not affect the interpretation of any Rule;

1.2.2	a reference to a statute or statutory provision includes a reference:

(A)	to that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any statute or statutory provision;

(B)	to any repealed statute or statutory provision which it re-enacts (with or without modification); and

(C)	to any subordinate legislation made under it;

1.2.3	words in the singular include the plural, and vice versa;

1.2.4	a reference to one gender shall be treated as a reference to any gender;

1.2.5	a reference to a person shall include a reference to a body corporate; and

1.2.6	a reference to writing or written form shall include any legible format capable of being reproduced on paper, irrespective of the medium used.

1.3	In this Plan:

1.3.1	a reference to the “transfer of Shares” (or similar) shall include both the issue and allotment of Shares and the transfer of Treasury Shares; and

1.3.2	a provision obliging, or permitting, any company to do any thing shall be read as obliging, or permitting, such company to do that thing, or procure that thing to be done; and

1.3.3	the use of the word “including” shall mean including without limitation and without prejudice to the generality of the foregoing.

2.	PLAN LIMITS

2.1
Subject to Rule 2.2, the Board may not grant a Conditional Award or Option pursuant to the Plan if the number of Shares subject to such proposed Award (the “Relevant Shares”) would cause either of the limits in Rules 2.3 or 2.4 to be breached.

British American Tobacco Restricted Share Plan

2.2	Rule 2.1 shall not apply in respect of a Conditional Award or Option granted on terms that it shall not be capable of being satisfied by the issue of Shares.

5 per cent limit: discretionary Employees’ Share Scheme

2.3	The number of Relevant Shares, when added to the aggregate of:

2.3.1
the number of Shares subject to outstanding options or awards granted within the previous 10 years under the Plan or any other discretionary Employees’ Share Scheme adopted by the Company which may be satisfied by the issue of Shares; and

2.3.2
the number of Shares actually issued within the previous 10 years under the Plan, under any other discretionary Employees’ Share Scheme or to a Trust (but excluding any of those Shares that were used to satisfy an option or award granted more than 10 years previously, and without double counting any Shares which the Board has determined are to be used to satisfy options or awards counted under Rule 2.3.1 above), may not exceed such number as represents 5 per cent of the Company’s issued share capital immediately prior to such proposed grant or issue.

10 per cent limit: Employees’ Share Scheme

2.4	The number of Relevant Shares, when added to the aggregate of:

2.4.1
the number of Shares subject to outstanding options or awards granted within the previous 10 years under the Plan or any other Employees’ Share Scheme adopted by the Company which may be satisfied by the issue of Shares; and

2.4.2
the number of Shares actually issued within the previous 10 years under the Plan, under any other Employees’ Share Scheme or to a Trust (but excluding any of those Shares: that were used to satisfy an option or award granted more than 10 years previously, and without double counting any Shares which the Board has determined are to be used to satisfy options or awards counted under Rule 2.4.1 above), may not exceed such number as represents 10 per cent of the Company’s issued share capital immediately prior to such proposed grant or issue.

Treasury Shares

2.5
References in this Rule 2 to the issue of Shares shall include the transfer of Treasury Shares, but only until such time as the guidelines issued by institutional investor bodies cease to provide that they should be so included.

Shareholder Approval

2.6	No Shares may be issued or Treasury Shares transferred to satisfy entitlements under the Plan before the date on which the Plan is approved by shareholders of the Company in general meeting.

3.	AWARDS

Eligibility

3.1	Awards may be granted to Eligible Employees selected by the Board.

Timing of grants

3.2	An Award may only be granted:

British American Tobacco Restricted Share Plan

3.2.1	during the period of 42 days commencing on the Dealing Day immediately following the day on which the Company announces its results for the preceding financial year, half-year or other period;

3.2.2
in respect of an Award to be granted in respect of the recruitment or promotion of an Eligible Employee, as soon as reasonably practicable after the Eligible Employee commences holding office or employment with any Group Company or the promotion of such Eligible Employee takes effect (as relevant); and/or

3.2.3	at such time at which the Board determines that exceptional circumstances exist which justify the grant of the Award,

or, in any such case, if the grant of Awards during such period or at such time would be contrary to any Dealing Restriction, as soon as reasonably practicable after such restriction ceases to apply.

Individual limit

3.3
An Award may not be granted to an Eligible Employee where it would cause the aggregate Relevant Value of the Shares subject to such Award and any Award(s) granted to the Eligible Employee in the same Financial Year to exceed an amount equal to 250% of the gross annual basic salary of that Eligible Employee as at the Grant Date.

An Award granted in breach of this limit shall immediately lapse in respect of the number of Shares which cause this limit to be breached. Awards which have been released or have lapsed, or which are granted in connection with the recruitment of an Eligible Employee in lieu of incentive awards granted by the individual’s former employer which are forfeited (i.e., a “buy-out”), and any right to receive Shares as a dividend equivalent, shall be ignored for this purpose.

In this Rule 3.3, the “Relevant Value” of a Share subject to an Award means either (as determined by the Board): (i) the Market Value of a Share on the Dealing Day immediately preceding the Grant Date; or (ii) the average of the Market Values of a Share over such number of Dealing Days preceding the Grant Date as the Board may determine (all being within the period of 30 days preceding the Grant Date and, where the Award is granted within the period in Rule 3.2.1, being on or after the date of the results announcement).

3.4
Where an Eligible Employee’s gross annual basic salary is denominated in a currency other than pounds sterling, for the purposes of Rule 3.3 above such gross annual basic salary shall be converted into pounds sterling on such basis as the Board may reasonably determine.

Method of grant

3.5	An Award shall be granted by the Board.

3.6	A Conditional Award or an Option shall be granted by deed.

3.7	No payment for the grant of an Award shall be made by the Participant.

3.8
A Participant may, within 30 days of the Grant Date, release an Award (in full but not in part) by written notice to the Company. Where a Participant does not release an Award within such period, the Participant shall be deemed to have accepted the Award on the terms set out in the Rules. Alternatively, it may be a term of the grant of an Award that the Participant shall be required to accept the terms of the Award within such period following grant as may be determined by the Board and, where the Board specifies such period, the Award shall lapse at the end of such period if the terms of the Award have not been accepted by the Participant.

Award notification

3.9	As soon as practicable following the Grant Date the Company shall notify a Participant of the grant of an Award. Such notification shall specify:

British American Tobacco Restricted Share Plan

3.9.1	whether the Award takes the form of a Conditional Award or an Option;

3.9.2	the Grant Date;

3.9.3	the Normal Vesting Date;

3.9.4	the number of Shares in respect of which the Award is granted;

3.9.5	in relation to an Option, the Option Price (if any);

3.9.6	if applicable, that the dividend equivalent provisions of Rule 9 (Dividend equivalent) shall apply; and

3.9.7	that the Award is subject to the claw-back provisions of Rule 13 (Claw-back) and Appendix 1 (Operation of Claw-back).

U.S. Taxpayers

3.10
The provisions of Appendix 2 (Awards Granted to U.S. Taxpayers) shall apply to a Conditional Award or an Option that is held by any Participant while he or she is subject to taxation under the U.S. Internal Revenue Code of 1986, as amended (a “U.S. Taxpayer”). References to Code §409A are to §409A of the U.S. Internal Revenue Code of 1986, as amended.

4.	AWARDS ARE NON-TRANSFERABLE

4.1
A Participant may not transfer, assign, pledge, charge or otherwise dispose of, or grant any form of security or other interest over, any part of his interest in an Award. An Award shall (unless the Board determines otherwise) lapse on the Participant doing so (whether voluntarily or involuntarily), being deprived of the beneficial ownership of an Award by operation of law, or becoming bankrupt.

4.2	Rule 4.1 does not restrict the transmission of an Award to the Participant’s Personal Representatives following his death.

5.	VESTING

Normal vesting

5.1	An Award shall vest on the Normal Vesting Date.

Vesting subject to Dealing Restrictions

5.2	A Conditional Award shall not vest unless, and vesting shall be delayed until, the Board is satisfied that at that time:

5.2.1	such vesting;
5.2.2	the transfer of Shares to the Participant and the sale of Shares pursuant to Rule 11 (Tax Liability); and

5.2.3	any action needed to be taken by the Company to give effect to such vesting is not contrary to any Dealing Restriction.

Effect of vesting

5.3	The effect of the vesting of an Award is that:

5.3.1
the Shares in respect of which a Conditional Award vests shall be transferred to the Participant as soon as is reasonably practicable (which may include transferring the Shares on more than one consecutive Dealing Day on such basis as the Board may determine); and

5.3.2	an Option shall, to the extent that it vests, become exercisable in accordance with Rule 8 (Options).

British American Tobacco Restricted Share Plan

Disciplinary proceedings

5.4
Unless the Board determines otherwise, an Award shall not vest while a Participant is subject to an investigation process and/or formal disciplinary process (or similar), or where a Participant has been served with notice that such a process may be instigated without such notice having been rescinded, and vesting shall (subject to the Award lapsing to any extent prior to or as a result of the conclusion of such process pursuant to Rule 6 (Cessation of office or employment) or 13 (Claw-back)) be delayed until the conclusion of such process.

International transfers

5.5
Where a Participant, whilst continuing to hold an office or employment with a Group Company, is to be transferred to work in another country, and as a result the Board considers that following such transfer either he or a Group Company is likely to suffer a tax disadvantage in respect of an Award or, due to securities or exchange control laws, the Participant is likely to be restricted in his ability to receive Shares pursuant to an Award, to exercise an Option and/or to hold or deal in Shares, the Board may decide that an Award shall vest on such date as it may determine, in which case:

5.5.1
the proportion of the Award which may vest shall be limited (unless the Board determines otherwise) to a pro rata proportion on the basis of the number of days which have elapsed from the Grant Date to such vesting date, as compared to the number of days between the Grant Date and the Normal Vesting Date. Any remainder of the Award shall lapse; and

5.5.2	an Option may be exercised during such period as may be determined by the Board ending no later than the date on which the Participant’s transfer takes effect.

6.	CESSATION OF OFFICE OR EMPLOYMENT

Cessation where Awards lapse

6.1	An Award shall lapse:

6.1.1	on the Participant ceasing to hold office or employment with any Group Company; or

6.1.2	if the Participant gives or receives notice of such cessation, on such earlier date as may be determined by the Board,

save in each case where Rule 6.2 or Rule 6.6 applies.

Reasons for cessation where Awards remain capable of vesting

6.2	An Award shall not lapse pursuant to Rule 6.1 where the reason for the cessation or notice is:

6.2.1	disability, ill-health or injury (as evidenced to the satisfaction of the Board);

6.2.2	redundancy (within the meaning of the Employment Rights Act 1996);

6.2.3	the transfer of the Participant’s employment in connection with the disposal of a business or undertaking, or a part- business or part- undertaking;

6.2.4	the company with which the Participant holds office or employment ceasing to be a Group Company; or

6.2.5	any other reason, if the Board so determines.

Where the Board exercises its discretion under Rule 6.2.5 the Board may impose additional conditions on the Award (including as to when the Award may vest).

British American Tobacco Restricted Share Plan

Cessation prior to the Normal Vesting Date

6.3	Where prior to the Normal Vesting Date a Participant ceases to hold office or employment with any Group Company for any of the reasons specified in Rule 6.2:

6.3.1
the Award shall vest on the date of cessation (in which case an Option may be exercised during the period of six months, or such other period as may be determined by the Board, from such vesting date, and shall lapse at the expiry of such period); or

6.3.2
the Board may determine that an Award shall not vest at the date of such cessation, but shall continue to be capable of vesting (in which case an Option may be exercised during the period of six months, or such other period as may be determined by the Board, from such date on which the Award may vest, and shall lapse at the expiry of such period).

For the avoidance of doubt, the Board may make the determination in Rule 6.3.2 on a standing basis (subject to revocation of such determination at any time) in respect of all Awards to be granted to a specified Eligible Employee or Eligible Employees.

6.4
Where prior to the Normal Vesting Date a Participant ceases to hold office or employment with any Group Company for any of the reasons specified in Rule 6.2, unless the Board determines otherwise, the proportion of the Award which may vest (under any Rule) shall be limited to a pro rata proportion on the basis of the number of days which have elapsed from the Grant Date to the date of cessation, as compared to the number of days between the Grant Date and the Normal Vesting Date. Any remainder of the Award shall lapse.

Exercise period in the event of cessation on or after the Normal Vesting Date

6.5
Where on or after the Normal Vesting Date a Participant ceases to hold office or employment with any Group Company for any of the reasons specified in Rule 6.2, an Option shall lapse at the expiry of the period of six months, or such other period as may be determined by the Board, from the date of cessation.

Death

6.6
An Award shall vest in full on the Participant’s death. An Option may be exercised (by the Participant’s Personal Representatives) during a period of one year from the date of the Participant’s death and shall lapse at the expiry of such period. Where a Participant dies during an exercise period pursuant to either Rule 6.3 or 6.5 an Option shall not lapse as a result of such Rule until the expiry of the twelve month period in this Rule 6.6 (for the avoidance of doubt, in such circumstances the Option shall only remain exercisable to the extent previously vested).

Cessation following a Corporate Action

6.7
Where a Participant ceases to hold office or employment with any Group Company following a Corporate Action within the relevant exercise period referred to in Rule 7 (Corporate Actions), an Option shall not lapse pursuant to this Rule 6 until the expiry of the relevant exercise period in Rule 7 (Corporate Actions). This Rule 6.7 shall not apply where the cessation is by way of (or occurs where there are circumstances which the Board determines would have justified) summary dismissal or service of notice of termination of office or employment on the grounds of misconduct.

Meaning of cessation of office or employment

6.8.
No provision of this Rule 6 shall apply in respect of any cessation of office or employment if immediately following the cessation the Participant holds an office or employment with any Group Company, or in respect of any notice of cessation if arrangements are in place that mean immediately following the notice becoming effective the Participant will hold an office or employment with any Group Company.

British American Tobacco Restricted Share Plan

7.	CORPORATE ACTIONS

General offers

7.1	Awards shall vest:

7.1.1	upon a person obtaining Control of the Company as a result of making a general offer to acquire Shares;

7.1.2	upon a person, having obtained Control of the Company, making a general offer to acquire Shares; or

7.1.3
if a person makes a general offer to acquire Shares that would result in that person obtaining Control of the Company and the Board so determines, on the date which the Board determines to be the last practicable date prior to the date on which it expects such person to obtain Control of the Company, in each case being a general offer to acquire all of the Shares (other than Shares held by the person making the offer and any person connected to that person).

Options may be exercised during the period of six months from the date of any such event (but if not exercised, Options shall not lapse at the expiry of such period).

Compulsory acquisition

7.2	Awards shall vest upon a person becoming entitled to acquire Shares under Sections 979 to 982 of the Companies Act 2006.

Options may be exercised during a period of one month from the date on which that person first becomes so entitled, and shall lapse at the expiry of such period.

Scheme of compromise or arrangement

7.3	Awards shall vest upon a Court sanctioning a compromise or arrangement which, on becoming effective, would result in:

7.3.1	any person obtaining Control of the Company;

7.3.2	the undertaking, property and liabilities of the Company being transferred to another existing or new company; or

7.3.3	the undertaking, property and liabilities of the Company being divided among and transferred to two or more companies, whether existing or new.

Options may be exercised during a period of six months from the date of a Court sanctioning such a compromise or arrangement (or, if earlier, to the day prior to the date on which a transfer as described in Rule 7.3.2 or Rule 7.3.3 is to become effective), and shall lapse at the expiry of such period.

Merger

7.4	Awards shall vest upon a competent authority approving a Cross-Border Merger, pursuant to which the Company shall cease to exist.

Options may be exercised during the period from the date of a competent authority approving a Cross-Border Merger until the day prior to the date on which the Cross-Border Merger is to become effective, and shall lapse at the expiry of such period.

Voluntary winding-up

7.5	Awards shall vest in the event of a notice being given of a resolution for the voluntary winding-up of the Company.

Options may be exercised during a period of two months from the date of such a notice being given and shall lapse at the expiry of such period.

British American Tobacco Restricted Share Plan

Demerger or special dividend

7.6
If the Board so determines, Awards may vest following the announcement of a demerger of a substantial part of the Group’s business, a special dividend or a similar event affecting the value of Shares to a material extent on such date specified by the Board. Where the Board makes such determination, Options may be exercised during a period of two months (or such other period as the Board may determine) from the date specified by the Board and, unless the Board determines otherwise, shall lapse at the expiry of such period.

Extent of vesting on a Corporate Action

7.7
Where an Award vests (and, in the case of an Option, is exercised) pursuant to any of Rules 7.1 to 7.6, the proportion of the Award which may vest shall be limited (unless the Board determines otherwise) to a pro rata proportion on the basis of the number of days which have elapsed from the Grant Date to the date of the Corporate Action, as compared to the number of days within the period between the Grant Date and the Normal Vesting Date. Any remainder of the Award shall lapse.

Roll-over of Award on a Reorganisation or takeover

7.8
Unless the Board determines otherwise, an Award shall not vest pursuant to this Rule 7 if, as a result of any event that would otherwise be a Corporate Action, a company will obtain Control of the Company or will obtain substantially all of the assets of the Company (the “Acquiring Company”), and either:

7.8.1
the Acquiring Company will immediately following such event have (either directly or indirectly) substantially the same shareholders and approximate shareholdings as those of the Company prior to such event (a “Reorganisation”); or

7.8.2
the Board, with the agreement of the Acquiring Company, determines that the Award shall not vest as a result of such event and so notifies the Participant prior to the occurrence of the date on which the Award would otherwise vest.

In such case the existing Option or Conditional Award (the “Old Award”) shall lapse on the occurrence of the relevant event, provided that the New Parent Company shall grant a replacement right to receive shares (the “New Award”) over such number of shares in the New Parent Company which are of equivalent value to the number of Shares in respect of which the Old Award was outstanding. The New Award shall be granted on the terms of the Plan, but as if the New Award had been granted at the same time as the Old Award.

For the purposes of this Rule 7.8:

7.8.3
the “New Parent Company” shall be the Acquiring Company, or, if different the company that is the ultimate parent company of the Acquiring Company within the meaning of section 1159 of the Companies Act 2006; and

7.8.4	the terms of the Plan shall following the date of the relevant event be construed as if:

(A)	the reference to “British American Tobacco p.l.c.” in the definition of “Company” in Rule 1 (Interpretation and construction) were a reference to the company which is the New Parent Company, and

(B)	save where the New Parent Company is listed, Rule 16.2 (Amendments) were omitted.

Compulsory winding-up

7.9	An Award shall lapse on the passing of an effective resolution, or the making of a Court order, for the compulsory winding-up of the Company.

Concert parties

British American Tobacco Restricted Share Plan

7.10	For the purposes of this Rule 7, a person shall be deemed to have Control of the Company where he and any others acting in concert with him together have Control of the Company.

8.	OPTIONS

8.1
An Option may be exercised, in full or in any number of parts, by the delivery to the Company (or such other person nominated by the Company) of a valid notice of exercise in such form as the Board may prescribe together with payment of the Option Price for the Shares in respect of which the Option is exercised (if any).

8.2	An Option shall lapse on the tenth anniversary of the Grant Date (or such earlier date as the Board may determine prior to the Grant Date).

8.3
Any Shares in respect of which the Option is exercised shall be transferred to the Participant as soon as reasonably practicable (which may include transferring the Shares on more than one consecutive Dealing Days on such basis as the Board may determine).

8.4.	An Option may not be exercised unless the Board is satisfied that at such time:

8.4.1	such exercise,

8.4.2	the transfer of Shares to the Participant and the sale of Shares pursuant to Rule 11; and

8.4.3	any action needed to be taken by the Company to give effect to such exercise,

is not contrary to any Dealing Restriction. Where the exercise, transfer or dealing in Shares is contrary to any Dealing Restriction on the last Dealing Day in any of the periods referred to in Rules 6.3, 6.5 or 6.6 (Rule 6 being in relation to cessation of office or employment) or Rules 7.1 to 7.3 or 7.6 (Rule 7 being in relation to Corporate Actions), such period shall be extended to the end of the first Dealing Day thereafter on which the Board is satisfied that the exercise, transfer and dealing in Shares is not contrary to any Dealing Restriction.

8.5	An Option shall lapse on the earliest date provided under any Rule (save only as expressly provided in Rules 6.6 (Death) and 6.7 (Cessation following a Corporate Action)).

9.	DIVIDEND EQUIVALENT

9.1	If at any time prior to the Normal Vesting Date the Board so determines, on or following the date on which an Award vests the Company may:

9.1.1
make a cash payment to the Participant equal to the amount of any dividends that the Participant would have received in respect of the number of Shares in respect of which the Award vests had the Participant been the full legal and beneficial owner of such Shares during the period from the Grant Date to the date the Award vests; or

9.1.2	transfer to the Participant such number of additional Shares as have an aggregate Market Value on the date on which the Award vests equal to the amount determined in accordance with Rule 9.1.1 above.

9.2
A cash payment under Rule 9.1 may be made in a currency other than pounds sterling, in which case the amount of such payment shall be converted into such other currency on such basis as is determined by the Board.

10.	CASH ALTERNATIVE

10.1
This Rule 10 shall not apply in respect of any Award granted to a Participant resident in any jurisdiction where the grant of an Award which provides for a cash alternative would be unlawful, fall outside any applicable exemption under securities, exchange control or similar regulations, or would cause adverse tax or social security (or similar) contribution consequences for the Company or the Participant (in each case as determined by the Board) or where the Board determines prior to the Grant Date that this Rule 10 shall not apply.

10.2	The Board may determine prior to the Grant Date that an Award shall only be satisfied in cash, in which case the Award shall not be a right to acquire Shares, and the vesting of the

British American Tobacco Restricted Share Plan

Conditional Award or exercise of the Option shall be satisfied in full by the payment of a cash equivalent amount, in substitution for the transfer of Shares.

10.3
Where the Board has made no determination pursuant to Rule 10.1 or 10.2 in respect of an Award, the Board may determine at any time prior to the transfer of Shares pursuant to such Award that the vesting of the Conditional Award or the exercise of the Option (or a part thereof) shall be satisfied by the payment of a cash equivalent amount, in substitution for the transfer of Shares.

10.4
A “cash equivalent amount” shall be calculated as the number of Shares which would otherwise be transferred in respect of the relevant vesting or exercise but which are being substituted for the cash equivalent amount, multiplied by an amount equal to the relevant value less, in the case of an Option, the Option Price (if any), where the “relevant value” is the Market Value of a Share on the date on which the Award vests or, in the case of an Option, is exercised (or, in either case, where only a part of the Award is to be satisfied with payment of a cash equivalent amount, is the Market Value of a Share on the date on which Shares are transferred to the Participant pursuant to the Award)).

10.5	A cash equivalent amount shall be paid as soon as reasonably practicable following the relevant vesting or exercise.

10.6
A cash equivalent amount may be paid in a currency other than pounds sterling, in which case the cash equivalent amount shall be converted into such other currency on such basis as is determined by the Board.

11.	TAX LIABILITY

11.1	When any Tax Liability arises in respect of an Award, the Participant authorises any Group Company:

11.1.1
to retain and sell legal title to such number of the Shares which would otherwise have been transferred to the Participant on vesting or exercise of the Award, or any part thereof, (notwithstanding that beneficial title shall pass) as may be sold for aggregate proceeds equal to the Group Company’s estimate of the amount of the Tax Liability;

11.1.2	to deduct an amount equal to the Group Company’s estimate of the Tax Liability from any cash payment made under the Plan; and/or

11.1.3	where the amount realised under Rule 11.1.1 or deducted under Rule 11.1.2 is insufficient to cover the full amount of the Tax Liability, to deduct any further amount as is necessary through payroll, and in each case to apply such amount in paying the amount of the Tax Liability to the relevant revenue authority or in reimbursing the relevant Group Company for any such payment, provided that, where the amount realised under Rule 11.1.1 or deducted under Rule 11.1.2 is greater than the actual Tax Liability, the Group Company shall repay the excess to the Participant as soon as reasonably practicable.

The Group Company shall be entitled to make the estimates referred to in this Rule 11.1 on the basis of the highest rates of tax and/or social security applicable at the relevant time in the jurisdiction in which the Group Company is liable to account for the Tax Liability, notwithstanding that the Tax Liability may not arise at such rates.

11.2
“Tax Liability” shall mean any amount of tax and/or social security (or similar) contributions which any Group Company becomes liable to pay on behalf of the Participant to the revenue authorities in any jurisdiction, together with all or such proportion (if any) of employer’s social security contributions which would otherwise be payable by any Group Company as is determined to be recoverable from the Participant (to the extent permitted by law) by the Board, or which the Participant has agreed to pay or which are subject to recovery pursuant to an election to which paragraph 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992 applies.

12.	VESTED SHARE ACCOUNTS

British American Tobacco Restricted Share Plan

12.1
Legal title to any Shares which are due to be transferred to the Participant pursuant to the Plan may be transferred to a person (the “Vested Share Account Provider”) appointed by the Company from time to time to hold legal title to such Shares on behalf of the Participant.

12.2
The Vested Share Account Provider shall receive and hold Shares on behalf of the Participant in accordance with such terms and conditions as are agreed by the Company from time to time, and by participating in the Plan the Participant irrevocably agrees to those terms and conditions (which shall be available to the Participant on request to the Company).

12.3
The transfer of any Shares to the Vested Share Account Provider shall satisfy any obligation of the Company under the Plan to transfer Shares to the Participant (and references in the Plan to Shares (or legal title thereof) having been transferred to the Participant shall be read accordingly).

12.4
The terms and conditions referred to in Rule 12.2 above may include terms that the Participant shall not be entitled to transfer, assign, pledge, charge or otherwise dispose of, or grant any form of security or other interest over, some or all of the Shares if to do so would be in breach of the Participant’s obligations under the Company’s shareholding requirements as they apply to such Participant.

13.	CLAW-BACK

Claw-back events

13.1	The Board may at any time prior to the fifth anniversary of the Grant Date of an Award determine that a Claw-back shall apply in respect of the Award, if the Board determines that:

13.1.1
there has been a material misrepresentation in relation to the performance of any Group Company, relevant business unit and/or the Participant on the basis of which the Award was determined (which may include, but shall not be limited to: (i) a misstatement of the financial results and/or health of any Group Company; (ii) an erroneous calculation in relation to any Group Company’s results or other performance benchmark; (iii) errors in any Group Company’s financial statements; or (iv) discrepancies in the financial accounts, and, for the avoidance of doubt, notwithstanding that such misrepresentation may not arise from fraud or reckless behaviour); or

13.1.2	an erroneous calculation was made in assessing the extent to which the Award was granted or is to be capable of vesting, or vested,

and, in either case, the Award was granted or is capable of vesting, or vested, in respect of a greater number of Shares than would have been the case had there not been such a misrepresentation or had such error not been made.

13.2
The Board may at any time (whether before or after vesting) determine that a Claw-back shall apply in respect of an Award where the Participant is found to have committed at any time prior to the vesting of the Award, including prior to grant, an act or omission which justifies, or in the opinion of the Board would have justified, summary dismissal or service of notice of termination of office or employment on the grounds of misconduct.

Applying Claw-back

13.3	A Claw-back shall be applied in accordance with the provisions of Appendix 1 (Operation of Claw-back).

Lapse of Awards to give effect to claw-back of other awards

13.4	By participating in the Plan, the Participant acknowledges that the Board may lapse any Award to such extent as it determines to be necessary (including in full) in order to give

British American Tobacco Restricted Share Plan

effect to a claw-back under the terms of the Plan or any other Employees’ Share Scheme or bonus scheme operated from time to time by any Group Company.

No Claw-back following Corporate Action

13.5
No Claw-back shall be capable of being applied at any time following any Corporate Action, save where the determination that the Claw-back shall apply was made prior to such event (and, for the avoidance of doubt, a Corporate Action does not include a Reorganisation).

14.	VARIATION OF CAPITAL

14.1
In the event of any variation of the share capital of the Company, or in the event of the demerger of a substantial part of the Group’s business, a special dividend or similar event affecting the value of Shares to a material extent (which shall not include the payment of any ordinary dividend) the Board may make such adjustments to Awards as it may determine to be appropriate.

14.2
For the avoidance of doubt Rule 14.1 shall not apply in respect of any Awards pursuant to which legal title to Shares has been transferred prior to the date of the relevant event (such that the recipient of such legal title shall participate in such event as a holder of Shares) including pursuant to the vesting of an Award under Rule 7.6 (Demerger or special dividend).

15.	ADMINISTRATION

15.1
Any notice or other communication under or in connection with this Plan may be given by the Company (or its agents) to a Participant personally, by email or by post, or by a Participant to the Company or any Group Company either personally or by post to the Secretary of the Company. Items sent by post shall be pre-paid and shall be deemed to have been received 48 hours after posting. Items sent by email shall be deemed to have been received immediately.

15.2	A Participant shall not be entitled to:

15.2.1	receive copies of accounts or notices sent to holders of Shares;

15.2.2	exercise voting rights; or

15.2.3	receive dividends,

in respect of Shares subject to an Award legal title to which has not been transferred to the Participant.

15.3	Any discretion (including the power to make any determination) of the Board under or in connection with the Plan may be exercised by the Board in its absolute discretion.

15.4	Any exercise of discretion (including the making of any determination) by the Board under or in connection with the Plan shall be final and binding.

15.5
Any disputes regarding the interpretation of the Rules or the terms of any Award shall be determined by the Board (upon such advice as the Board determines to be necessary) and any decision in relation thereto shall be final and binding.

16.	AMENDMENTS

16.1	Subject to Rules 16.2 and 16.4, the Board may at any time add to or alter the Plan or any Award made thereunder in any respect.

16.2
Subject to Rule 16.3, no addition or alteration to the advantage of present or future Participants relating to eligibility, the limits on participation, the overall limits on the issue of Shares or the transfer of Treasury Shares, the basis for determining a Participant’s entitlement to, or the terms of, Shares or cash provided pursuant to the Plan and the provisions for adjustments on a variation of share capital shall be made without the prior approval by ordinary resolution of the shareholders of the Company in general meeting.

British American Tobacco Restricted Share Plan

16.3
Rule 16.2 shall not apply to any alteration or addition which is necessary or desirable in order to comply with or take account of the provisions of any proposed or existing legislation, law or other regulatory requirements or to take advantage of any changes in legislation, law or other regulatory requirements, or to obtain or maintain favourable taxation, exchange control or regulatory treatment of any Group Company or any Participant or to make minor amendments to benefit the administration of the Plan.

16.4	No alteration or addition shall be made under Rule 16.1 which would abrogate or adversely affect the subsisting rights of a Participant unless it is made:

16.4.1	with the consent in writing of the Participant;

16.4.2	with the consent in writing of such number of Participants as hold Awards under the Plan in relation to 75 per cent. of the Shares subject to all Awards under the Plan; or

16.4.3	by a resolution at a meeting of Participants passed by not less than 75 per cent. of the Participants who attend and vote either in person or by proxy,

and for the purpose of Rule 16.4.2 or 16.4.3 the Participants shall be treated as the holders of a separate class of share capital and the provisions of the Articles of Association of the Company relating to class meetings shall apply mutatis mutandis.

16.5
The Board may, in respect of Eligible Employees who are or who may become subject to taxation outside the United Kingdom on their remuneration, establish such plans or sub-plans based on the Plan but subject to such modifications as the Board determines to be necessary or desirable to take account of or to mitigate or to comply with relevant overseas taxation, securities or exchange control laws, provided that the terms of awards made under such plans or sub-plans are not overall more favourable than the terms of Awards made under the Plan and provided that awards made, and Shares issued, pursuant to such plans or sub-plans shall count towards the limits set out in Rules 2 (Plan limits) and 3.3 (Individual limit).

17.	DATA PROTECTION

17.1
From time to time the personal data of the Participant will be collected, used, stored, transferred and otherwise processed for the purposes described in Rule 17.2 and 17.3. The legal grounds for this processing will (depending on the nature and purpose of any specific instance of processing) be one of: (i) such processing being necessary for the purposes of the legitimate interests of the Company and each other Group Company in incentivising their officers and employees and operating the Plan; (ii) such processing being necessary for the purposes of any relevant data controller in respect of such personal data complying with its legal obligations; and (iii) such processing being necessary for the performance of the contractual obligations arising under the Plan. The collection and processing of such personal data for such purposes is a contractual requirement of participation in the Plan.

17.2
The purposes for which personal data shall be processed as referred to in this Rule 19 shall be in order to allow the Company and any other relevant Group Companies to incentivise their officers and employees and to operate the Plan and to fulfil its or their obligations to the Participant under the Plan, and for other purposes relating to or which may become related to the Participant’s office or employment, the operation of the Plan or the business of the Group or to comply with legal obligations. Such processing will principally be for, but will not be limited to, personnel, administrative, financial, regulatory or payroll purposes as well as for the purposes of introducing and administering the Plan.

17.3	The personal data to be processed as referred to in this Rule 17 may be disclosed or transferred to, and/or processed by:

17.3.1	any professional advisors of any Group Company, HM Revenue & Customs or any other revenue, regulatory or governmental authorities;

17.3.2	a trustee of a Trust; any registrars, brokers, payroll provider or appointed in connection with any employee share or incentive plans operated by any Group

British American Tobacco Restricted Share Plan

Company; or any person appointed (whether by the Participant or any Group Company) to act as nominee on behalf of (or provide a similar service to) the Participant;

17.3.3
subject to appropriate confidentiality undertakings), any prospective purchasers of, and/or any person who obtains control of or acquires, the Company or the whole or part of the business of the Group; or

17.3.4	any Group Company and officers, employees or agents of such Group Company.

17.4
Further information in relation to the processing of personal data referred to in this Rule 19, including the details and identity of the data controller and of the Participant’s rights in respect of such personal data, is available in the Employee Data Protection Policy (or otherwise on request to the Company Secretary).

17.5
To the extent that the processing of personal data of a Participant referred to in this Rule 19 is subject to the laws or regulations of any jurisdiction that is not an EU member state and under which the legal grounds for processing described in Rule 19.1 do not provide a sufficient legal basis under such other laws or regulations for the processing referred to in Rule 17.1 to 17.3, by such processing for the purposes of such other laws or regulations (but shall not be deemed to consent to such processing for the purposes of EU Regulation 2016/679).

17.6
In this Rule17, “personal data” and “data controller” each have the meaning given in EU Regulation 2016/679 and “Employee Data Protection Policy” means such privacy policy or similar operated by any Group Company in relation to the processing of personal data as amended from time to time and as is applicable to the Participant.

18.	GENERAL

18.1
In the event of any discrepancy between these Rules in English and (i) any copy of these Rules translated into any other language; or (ii) any communications, notices or materials issued in connection with this Plan, these Rules in English shall prevail.

18.2
The Plan shall terminate on the 10th anniversary of the approval of the Plan by the shareholders of the Company in general meeting, or at any earlier time by resolution of the Board or an ordinary resolution of the shareholders in general meeting. Such termination shall be without prejudice to the subsisting rights of Participants.

18.3	Save as otherwise provided under the Plan:

18.3.1
Shares issued and allotted pursuant to the Plan will rank pari passu in all respects with the Shares then in issue at the date of such allotment, except that they will not rank for any rights attaching to Shares by reference to a record date preceding the date of allotment; and

18.3.2
Shares to be transferred pursuant to the Plan will be transferred free of all liens, charges and encumbrances and together with all rights attaching thereto, except they will not rank for any rights attaching to Shares by reference to a record date preceding the date of transfer.

18.4
If and so long as the Shares are admitted to listing and/or for trading on any stock exchange or market, the Company shall apply for any Shares issued and allotted pursuant to the Plan to be so admitted as soon as practicable.

18.5
Any transfer of Shares under the Plan is subject to such consent, if any, of any authorities in any jurisdiction as may be required, and the Participant shall be responsible for complying with the requirements to obtain or obviate the necessity for such consents.

18.6
The terms of any individual’s office or employment with any past or present Group Company, and the rights and obligations of the individual thereunder, shall not be affected by his participation in the Plan and the Plan shall not form part of any contract of employment between the individual and any such company.

18.7	An Eligible Employee shall have no right to receive an Award under the Plan and participation in the Plan and the grant of any Award is at the discretion of the Company.

British American Tobacco Restricted Share Plan

18.8
Participation in the Plan by, or the grant of any Award under it to, a Participant in any year does not create any right to or expectation of participation in the Plan or the grant of any Award in any future year, even if the Participant has previously participated in the Plan (or any similar plan) over a long period of time and/or if participation in the Plan and/or an Award under it (or any similar plan) has been granted (including repeatedly) without the relevant Group Company specifically expressing the voluntary and discretionary nature at the time of each such participation or Award.

18.9
By participating in the Plan, the Participant waives all and any rights to compensation or damages in consequence of the termination of his office or employment with any past or present Group Company for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from his ceasing to have rights under the Plan (including ceasing to be entitled to exercise any Option) as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan, any determination by the Board pursuant to a discretion contained in the Plan or the provisions of any statute or law relating to taxation.

18.10	Benefits under the Plan shall not form part of a Participant’s remuneration for any purpose and shall not be pensionable.

18.11
The invalidity or non-enforceability of any provision or Rule of the Plan shall not affect the validity or enforceability of the remaining provisions and Rules of the Plan which shall continue in full force and effect.

18.12	These Rules shall be governed by and construed in accordance with English Law.

18.13	The English courts shall have exclusive jurisdiction to determine any dispute which may arise out of, or in connection with, the Plan.

British American Tobacco Restricted Share Plan

APPENDIX 1: OPERATION OF CLAW-BACK

Claw-back prior to the transfer of Shares in respect of an Award (or “malus”)

1.
Where the Board determines (pursuant to Rule 13.1 or 13.2 (Claw-back events)) that a Claw-back shall apply in respect of an Award prior to legal title to Shares having been transferred to the Participant pursuant to the Award (whether before or after vesting), the Claw-back shall be applied by the Board reducing the number of Shares in respect of which the Award may vest or, in the case of an Option, be exercised (or after vesting by reducing the number of Shares legal title to which may be transferred pursuant to the Award) by up to the number of Shares determined by the Board to be the excess number of Shares in respect of which the Award was granted and/or is outstanding (and the Award shall lapse to the extent so reduced, which may be in full).

Claw-back following the transfer of Shares in respect of an Award

2.
Where the Board determines (pursuant to Rule 13.1 or 13.2 (Claw-back events)) that a Claw-back shall apply in respect of an Award following legal title to Shares having been transferred to the Participant pursuant to the Award (a “Post-Transfer Claw-back”), the Board shall determine:

a.	the excess number of Shares in respect of which the Award vested (the “Excess Shares”); and

b.
the aggregate Market Value of such Excess Shares (as determined by the Board) on the date on which the Award vested or, in the case of an Option, the date the Option was exercised (the “Equivalent Value”).

3.
In the case of a Post-Transfer Claw-back, any cash payment made or additional Shares transferred pursuant to Rule 9 (Dividend equivalent) in respect of such Award shall be subject to the Claw-back to the extent that the Board determines that such cash payment or Shares relate to the Excess Shares.

4.	A Post-Transfer Claw-back may be effected in such manner as may be determined by the Board, and notified to the Participant, including by any one or more of the following:

a.
by reducing the number of Shares and/or amount of cash in respect of which an Outstanding Award vests or may vest (or has vested, but in respect of which no Shares have yet been transferred or cash payment made), whether before or after the assessment of performance conditions in respect of such Outstanding Award, by the number of Excess Shares and/or the Equivalent Value (and such Outstanding Award shall lapse to the extent so reduced);

b.
by setting-off against any amounts payable by any Group Company to the Participant an amount up to the Equivalent Value (including from any bonus payment which may otherwise become payable to the Participant); and/or

c.
by requiring the Participant to immediately transfer to the Company a number of Shares equal to the Excess Shares or a cash amount equal to the Equivalent Value (which shall be an immediately payable debt due to the Company), provided that the Board may reduce the number of Excess Shares or the amount of the Equivalent Value subject to the Claw-back in order to take account of any Tax Liability (as defined in Rule 11 (Tax Liability)) which arose on the Excess Shares (howsoever delivered to the Participant).

5.
For the avoidance of doubt, nothing in Rule 13 (Clawback) or this Appendix shall in any way restrict a Participant from being able to transfer or otherwise deal in Shares acquired on vesting or exercise of an Award.

6.	In paragraph 4 above:

“Outstanding Award” means any other Award under the Plan, any award or option under any other Employees’ Share Scheme operated from time to time by any Group Company (other than any award or options granted under any arrangement which satisfies the provisions of Schedules 2 or 3, or (unless the terms of such arrangement state that shares acquired thereunder are subject to claw-back) 4 or 5, of the Income Tax (Earnings and Pensions) Act 2003), or any bonus award under any bonus scheme operated from time to time by any Group Company, in each case which is either held by the Participant at the

British American Tobacco Restricted Share Plan

time of a determination that a Claw-back shall be applied or which are granted to the Participant following such a determination; and

“vests” shall include shares or cash subject to an award becoming due to be transferred or paid, and in the case of an option, the option becoming exercisable.

British American Tobacco Restricted Share Plan

APPENDIX 2: AWARDS GRANTED TO U.S. TAXPAYERS

1.          INTERPRETATION

1.1        This Appendix shall form part of the Rules of the Plan.

1.2        In this Appendix a reference to a “Paragraph” is to a paragraph of this Appendix.

1.3	Capitalized terms used in this Appendix that are not otherwise defined in this Appendix shall have the meanings set forth in the Plan.

2.          APPLICATION

2.1	The provisions of this Appendix shall apply to an Award that is held by any Participant while he or she is a U.S. Taxpayer.

2.2	To the extent that any provision of Paragraphs 4 to 11 is inconsistent with any Rule of the Plan, such provision of this Appendix shall take precedence. Paragraph 3 is included to aid interpretation.

3.          SERVICE CONDITION

Rule 6 – Cessation of Office or Employment

3.1	All Awards to which this Appendix applies are subject to a service condition which applies until the Award’s Normal Vesting Date or any earlier vesting date.

Paragraph 5 – Awards where the “wait and see approach” shall apply or the Awards otherwise are not exempt from Code § 409A as a short-term deferral

3.2
Notwithstanding the date on which a Conditional Award that is subject to Paragraph 5 vests, the Shares in respect of which such Award vests shall not be transferred to the U.S. Taxpayer until the Normal Vesting Date (subject to any earlier date specified in Paragraph 5.5). Shares in respect of an Option that is subject to Paragraph 5 shall be deemed to be exercised on the date on which such Option vests pursuant to the Plan, as amended by this Appendix.

Paragraph 6 –Awards where the “wait and see” approach does not apply and are otherwise exempt from Code § 409A as a short-term deferral

3.3
An Award that is subject to Paragraph 6 will be subject to a service condition until the date on which it vests, and (a) Shares in respect of a Conditional Award will be transferred to the U.S. Taxpayer no later than the 15th day of the third month following the end of the calendar year in which the Award is no longer subject to a substantial risk of forfeiture (within the meaning of Code § 409A) and (b) Shares in respect of an Option shall be deemed to be exercised on the date on which such Option vests.

Rules 5, 6 and 7 – Vesting, Cessation of Office or Employment and Corporate Actions

3.4	Where an Award vests prior to the Normal Vesting Date, the extent of vesting shall be determined by such applicable Rule.

Lapse

3.5	Awards to which this Appendix applies shall lapse at any time specified in the Rules or this Appendix.

4.          APPLICATION OF PARAGRAPHS 5 AND 6

An Award to which this Appendix applies shall be subject to Paragraph 5 or 6, but shall only be capable of being subject to one of Paragraph 5 or Paragraph 6, and which such Paragraph the Award is subject to shall be determined without any involvement of the U.S. Taxpayer and shall not be capable of change for any reason.

British American Tobacco Restricted Share Plan

5.	AWARDS WHERE RULE 6.3.2 (THE “WAIT AND SEE” APPROACH) SHALL APPLY OR THAT OTHERWISE ARE NOT EXEMPT FROM CODE § 409A AS A SHORT-TERM DEFERRAL

5.1       An Award shall be subject to this Paragraph 5 if:

5.1.1	on the Grant Date the U.S. Taxpayer is a member of the Management Board of the Company (unless determined otherwise by the Board prior to the Grant Date);

5.1.2	such Award is otherwise not exempt from Code § 409A by reason of complying with the short-term deferral exemption from Code § 409A; and/or

5.1.3	it is so determined by the Board prior to the Grant Date.

5.2       An Award which is subject to this Paragraph 5 shall vest on the earliest of:

5.2.1	the Normal Vesting Date;

5.2.2	any date on which the Award vests pursuant to Rule 7 (subject to Paragraph 5.3);

5.2.3	the U.S. Taxpayer’s death; or

5.2.4	any earlier vesting date determined by the Board pursuant to Rule 5.5 or Rule 6.2 (subject to Paragraph 5.3).

5.3       An Award subject to this Paragraph 5:

5.3.1
may only vest under Rule 7 if the event falling within Rule 7 which would give rise to such vesting constitutes a “change in control event” as described in U.S. Treasury Regulations or other guidance issued pursuant to Code § 409A; and

5.3.2	to the extent it does not vest by such time, shall lapse on any date on which an Option would lapse pursuant to Rule 7.2 to 7.6.

5.4
An Award subject to this Paragraph 5 that is an Option shall be deemed to be automatically exercised to the fullest extent permitted by the Rules on the date on which it vests pursuant to the Plan, as amended by this Appendix, and the Shares subject to such automatic exercise shall be transferred to the U.S. Taxpayer within 60 days (90 days if such Option vests pursuant to Paragraph 5.2.3) of such date of automatic exercise.

5.5
Any Shares in respect of a Conditional Award that is subject to this Paragraph 5 that vest pursuant to the Plan, as amended by this Appendix, shall be transferred to the U.S. Taxpayer within 60 days (90 days in the case of Paragraph 5.5.2(ii) below) of the earlier of:

5.5.1	the Normal Vesting Date; or

5.5.2
if applicable, (i) the date set forth in Paragraph 5.2.2; (ii) the date set forth in Paragraph 5.2.3 or (iii) any applicable date described in Paragraph 5.2.4 (provided that such date is a “permissible payment” event within the meaning of Treasury Regulation § 1.409A-3(a)), and shall be transferred within such period (and, for the avoidance of doubt, not prior to such period).

6.	AWARDS WHERE THE “WAIT AND SEE” APPROACH DOES NOT APPLY AND THAT ARE OTHERWISE EXEMPT FROM CODE § 409A AS A SHORT-TERM DEFERRAL

6.1	An Award shall be subject to this Paragraph 6 if the Award is not subject to Paragraph 5.

6.2	An Award which is subject to this Paragraph 6 shall, vest on the earliest of:

6.2.1	the Normal Vesting Date;

6.2.2	any date on which the Award vests pursuant to Rule 7;

British American Tobacco Restricted Share Plan

6.2.3	the Participant’s death;

6.2.4	any earlier vesting date determined by the Board pursuant to Rule 5.5; and

6.2.5	the date on which the U.S. Taxpayer ceases to hold office or employment with any Group Company for any of the reasons specified in Rule 6.2 (for the avoidance of doubt subject to Rule 6.8).

6.3
An Award subject to this Paragraph 6 that is an Option shall be deemed to be automatically exercised to the fullest extent permitted by the Rules on the date on which it vests pursuant to the Plan, as amended by this Appendix, and the Shares subject to such automatic exercise shall be transferred to the U.S. Taxpayer no later than the 15th day of March in the calendar year immediately following the calendar year in which the Award is no longer subject to a substantial risk of forfeiture (within the meaning of Code § 409A).

6.4
Any Shares in respect of a Conditional Award that is subject to this Paragraph 6 that vest pursuant to the Plan, as amended by this Appendix, shall be transferred to the U.S. Taxpayer no later than the 15th day of March in the calendar year immediately following the calendar year in which the Award is no longer subject to a substantial risk of forfeiture (within the meaning of Code § 409A).

6.5	Rule 6.3.2 shall not apply to an Award which is subject to this Paragraph 6.

7.          DIVIDEND EQUIVALENTS

Any payment to which a U.S. Taxpayer may become entitled under Rule 9 with respect to an Award shall be paid to the U.S. Taxpayer at the same time as the transfer of Shares under Paragraph 5.4, 5.5, 6.3 or 6.4, as applicable.

8.          CASH ALTERNATIVE

8.1
If Shares cannot be delivered in accordance with Paragraph 5.4, 5.5, 6.3 or 6.4, as applicable, because of a Dealing Restriction, such Award shall instead be satisfied by the payment of a cash equivalent amount pursuant to Rule 10 (as such Rule is amended by Paragraph 8.2).

8.2
Any cash payment to which a U.S. Taxpayer may become entitled under Rule 10 with respect to an Award shall be paid to the U.S. Taxpayer at the same time as the transfer of Shares would have occurred under Paragraph 5.4, 5.5, 6.3 or 6.4, as applicable.

9.          CODE § 409A EXEMPTION AND COMPLIANCE

9.1
Awards subject to Paragraph 6 are intended to be exempt from Code § 409A to the maximum extent possible under the exemption for “short-term deferrals” specified in the Treasury Regulations, and the provisions of this Appendix and the Plan, as it applies to such Award, shall be construed, interpreted and applied accordingly. Without limiting the foregoing, the Board shall not exercise any discretion that is otherwise afforded to it under the Plan in a manner that is inconsistent with such treatment. For the avoidance of doubt, any Award subject to Paragraph 6 shall, in all events, be paid within the short-term deferral period specified in Treasury Regulation § 1.409A-1(b)(4).

9.2
To the extent that any Award to which this Appendix applies is subject to Code § 409A, the provisions of this Appendix and the Plan, as it applies to such Award, shall be construed, interpreted and applied in such a way as to comply with the applicable provisions of Code § 409A to the maximum extent possible. If an Award is subject to Code § 409A, then: (i) any payment or transfer of Shares on account of a change in control shall be made only if the change in control qualifies as a “change in control event,” as defined for purposes of Code § 409A; (ii) any provision in the Plan that is inconsistent with the requirements of Code § 409A shall not apply to such Award; (iii) the Board shall exercise discretion otherwise afforded to it under the Plan (including under Appendix 1 to the Plan) only to the extent that such exercise of discretion is consistent with the requirements of Code § 409A; and (iv) the U.S. Taxpayer shall not have the right to designate any payment date with respect to such Award.

British American Tobacco Restricted Share Plan

9.3
In the event that a U.S. Taxpayer is deemed to be a “specified employee” on the date of his or her “separation from service,” as defined for purposes of Code § 409A (other than by reason of death), determined pursuant to identification methodology adopted by a Group Company in compliance with Code § 409A, and if any portion of the Shares or other payments to be received by such U.S. Taxpayer in respect of an Award upon separation from service would constitute a “deferral of compensation” subject to Code § 409A, then to the extent necessary to comply with Code § 409A, Shares or amounts that would otherwise be delivered or payable pursuant to this Plan, as amended by this Appendix, during the six (6) month period immediately following the date of such U.S. Taxpayer’s separation from service shall instead be delivered or paid either (i) during the period commencing on the date that is six (6) months and one (1) day following the date of such U.S. Taxpayer’s separation from service and ending fifteen (15) days following the first business day of the seventh month after the date of such separation from service, provided that the U.S. Taxpayer shall not have the right to designate the delivery or payment date, or (ii) if earlier, as soon as practicable (and in any event within ninety (90) days) after the U.S. Taxpayer’s death.

9.4	Each Award hereunder shall constitute a separate payment within the meaning of Treasury Regulation §1.409A-2(b)(2).

10.        COOPERATION

In the event that the terms of this Plan would subject any U.S. Taxpayer to taxes or penalties under Code § 409A (“409A Penalties”), the Board, the Company and such U.S. Taxpayer shall cooperate diligently to amend the terms of the Plan and the U.S. Taxpayer’s Award agreement to avoid such 409A Penalties, to the extent possible, provided that in no event shall any Group Company be responsible for any 409A Penalties that arise in connection with any amounts payable in respect of any Award granted under this Plan.

11.       SETTLEMENT

No Award subject to paragraph 5 of this Appendix shall be settled with Shares from a trust.

British American Tobacco 2019 Restricted Share Plan

ADDENDUM I: AWARDS GRANTED TO RAI PARTICIPANTS

1.          APPLICATION

1.1	This Addendum applies to Participants who are employees of Reynolds American Inc. or a subsidiary of Reynolds American Inc. (collectively, “RAI” and such Participants, “RAI Participants”).

1.2	This Addendum sets out certain additional terms which currently apply in respect of Awards granted under the Plan to RAI Participants.

1.3
References in this Addendum to a “Rule” is to the Rule of the Plan. Capitalized terms used in this Addendum shall, save where otherwise defined herein, have the meaning given in the Rules. To the extent that any provision of this Addendum is inconsistent with any Rule of the Plan, such provision of this Addendum shall take precedence.

2.         MODIFICATION

The Board may at any time, and without notice to any person, add or alter or discontinue the terms of this Addendum in any respect without prior notice to any Participant.

3.         TERMS

Disability

3.1
With respect to RAI Participants, the reference to “disability” in Rule 6.2 (Reasons for cessation where Awards remain capable of vesting) shall mean that the RAI Participant has become eligible for and is in receipt of benefits under RAI’s Long-Term Disability Plan. RAI shall establish such policies, procedures, rules and guidelines as it determines to be appropriate to administer the preceding sentence.

4.         SETTLEMENT

4.1
Awards granted to RAI Participants may, at the discretion of the Board, be satisfied by the transfer of British American Tobacco p.l.c. American Depositary Shares, and references in the Plan (including any Appendix, Schedule or Addendum thereto) to “Shares” shall be read accordingly.

4.2	No Award subject to this Addendum shall be settled with Shares from a trust.